Exhibit 10.1

AMENDMENT NUMBER ONE

TO CREDIT AGREEMENT AND WAIVER

This AMENDMENT NUMBER ONE TO CREDIT AGREEMENT AND WAIVER (this “Amendment”) is entered into as of April 15, 2005, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”; and together with the Lenders, the “Lender Group”), BUCA, INC., a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of November 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Parent has informed the Lender Group that (a) it intends to restate its financial statements for fiscal years 2000 through 2003, for the first three fiscal quarters of fiscal year 2004 and for the November 2004 monthly fiscal period (the “Superceded Financial Statements”) to correct for errors in the application of existing generally accepted accounting principles and for other reasons previously disclosed to the Lender Group, and has prepared new Projections in light of such anticipated restatements and changes in outlook for the Borrowers and their Subsidiaries, copies of which new Projections (the “New Projections”) were delivered to the Lender Group on March 2, 2005, and (b) the Superceded Financial Statements and the Projections delivered to the Lender Group prior to March 2, 2005 (the “Superceded Projections”) should no longer be relied upon;

WHEREAS, the following unwaived Events of Default have occurred and are continuing under the Credit Agreement (the “Existing Events of Default”):

(a) Borrowers failed to maintain or achieve EBITDA, measured on a quarter-end basis, of at least $4,700,000 for the 3 month period ending December 26, 2004 as required by Section 6.16(a)(i) of the Credit Agreement;

(b) Borrowers failed to maintain or achieve a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least 2.25:1.0 for the 3 month period ending December 26, 2004 as required by Section 6.16(a)(ii) of the Credit Agreement;

(c) Borrowers have not satisfied on a timely basis the covenant set forth in Section 5.16 of the Credit Agreement with respect to BUCA (Minneapolis), Inc., a newly formed Subsidiary of BUCA Restaurants 2, Inc.;

(d) Borrowers have not satisfied the conditions subsequent set forth in Sections 3.3(g) and 3.3(h) of the Credit Agreement within the time periods required thereby;

(e) Borrowers have failed to maintain a system of accounting that enables them to produce financial statements in accordance with GAAP as required by Section 5.1 of the Credit Agreement;

(f) Borrowers have disposed of the parcel of Real Property in Tuscany, Italy during the continuance of an Event of Default in violation of Sections 6.3(c) and 6.4 of the Credit Agreement;

(g) Borrowers and their Subsidiaries have made certain intercompany distributions and/or have repaid certain intercompany debt during the continuance of an Event of Default in violation of Section 4 of the Intercompany Subordination Agreement and in violation of Section 6(h)(ii) of the Security Agreement;

(h) Borrowers and their Subsidiaries have failed to deliver to Agent, with a copy to each Lender: (i) audited financial statements and the related Compliance Certificate required by Section 5.3 of the Credit Agreement for fiscal year 2004 within 90 days after the end of such fiscal year, (ii) the quarterly reports required by Section 5.2 of the Credit Agreement for the fourth fiscal quarter of fiscal year 2004 within 45 days after the end of such fiscal quarter, (iii) unaudited financial statements and the other monthly reports required by Section 5.3 of the Credit Agreement for the December 2004, January 2005 and February 2005 monthly fiscal periods within 30 days (or 45 days, as the case may be) after the end of such monthly fiscal periods, and (iv) the monthly reports required by Section 5.2 of the Credit Agreement for the December 2004, January 2005, February 2005 and March 2005 monthly fiscal periods within 10 days after the end of such monthly fiscal periods; and

(i) The representations regarding the Superceded Financial Statements and the Superceded Projections contained in Sections 4.11 and 4.18 of the Credit Agreement are incorrect.

WHEREAS, Borrowers have requested that the Lender Group agree to amend the Credit Agreement and waive the Existing Events of Default, as set forth herein; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to make the amendments and grant the waiver requested by Borrowers.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

(a) Section 2.6(a)(iii) of the Credit Agreement is hereby deleted and amended and restated in its entirety as follows:

“(iii) if the relevant Obligation is the Term Loan B, (A) during the period from and including the Closing Date through and including January 31, 2005, at a per annum rate equal to the Base Rate plus 4.75 percentage points, and (B) during the period from and including February 1, 2005 through and including the Maturity Date, at a per annum rate equal to the Base Rate plus 6.75 percentage points; provided that, commencing with the fiscal quarter ending March 26, 2006, if TTM EBITDA of Borrowers is greater than $12,400,000 as of the end of any fiscal quarter, the per annum rate shall be equal to the Base Rate plus 5.75 percentage points during the period from and including the first day of the fiscal quarter immediately following such fiscal quarter through and including the Maturity Date, and”

(b) Section 3.3(g) of the Credit Agreement is hereby amended by (i) deleting “within 90 days of the Closing Date,” from the first line thereof and replacing it with “on or before April 30, 2005,” and (ii) adding the following immediately after the first proviso thereof:

“provided further that, Administrative Borrower shall provide or cause to be provided to Agent and Term Loan B Representative a weekly report setting forth in, reasonable detail, Borrowers’ efforts in obtaining such third party consents required to effect such transactions (including those of the Minneapolis City Counsel and the landlord of the Minneapolis, Minnesota Restaurant);”

(c) [Intentionally Omitted]

(d) Section 5.1 of the Credit Agreement is hereby deleted and amended and restated in its entirety as follows:

“5.1 Accounting System. Maintain at all times from and after June 26, 2005 a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.”

(e) Section 6.16(a)(i) of the Credit Agreement is hereby amended by deleting the first 9 rows of the table set forth therein and replacing such rows with the following:

Applicable Amount	Applicable Period
$1,900,000	the 3 month period ending March 27, 2005

$4,700,000	the 6 month period ending June 26, 2005

$5,900,000	the 9 month period ending September 25,2005

$10,300,000	the 12 month period ending December 25, 2005

$10,600,000	the 12 month period ending March 26, 2006

$10,800,000	the 12 month period ending June 25, 2006

$11,200,000	the 12 month period ending September 24, 2006

$12,400,000	the 12 month period ending December 31, 2006

(f) Section 6.16(a)(ii) of the Credit Agreement is hereby amended by deleting the first 9 rows of the table set forth therein and replacing such rows with the following:

Applicable Ratio	Applicable Period
1.10:1.0	the 3 month period ending March 27, 2005

1.10:1.0	the 6 month period ending June 26, 2005

.85:1.0	the 9 month period ending September 25, 2005

1.10:1.0	the 12 month period ending December 25, 2005

1.10:1.0	the 12 month period ending March 26, 2006

1.10:1.0	the 12 month period ending June 25, 2006

1.10:1.0	the 12 month period ending September 24, 2006

1.10:1.0	the 12 month period ending December 31, 2006

(g) Section 7.7 of the Credit Agreement is hereby deleted and amended and restated in its entirety as follows:

“7.7 If one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) involving an aggregate amount of $500,000, or more (except (a) to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing, or (b) the settlement of the Class Action Lawsuit in an aggregate amount not to exceed $2,800,000 (inclusive of legal fees and disbursements)) shall be entered or filed against any Borrower or any Subsidiary of a Borrower or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary;”

(h) Schedule 1.1 to the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical order:

““Class Action Lawsuit” means the lawsuit captioned Buca, Inc. adv. Tosto, Bolton, Los Angeles Superior Court, Case number BC316879 and filed in the Orange County Superior Court, California, on March 4, 2004 and subsequently transferred to the Los Angeles Superior Court.”

““Common Stock Penalty” has the meaning set forth in the definition of “EBITDA”.”

““D&O Costs” has the meaning set forth in the definition of “EBITDA”.”

““First Amendment” means Amendment Number One to Credit Agreement and Waiver dated as of April 15, 2005 entered into by and among the Lenders, the Agent and the Borrowers.”

““First Amendment Fees and Expenses” has the meaning set forth in the definition of “EBITDA”.”

““Investigations” has the meaning set forth in that certain letter agreement dated as of April 15, 2005 executed by the Lender Group in favor of the Borrowers.”

““Investigations Expenses” has the meaning set forth in the definition of “EBITDA”.”

(i) Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definitions of “Borrowing Base”, “EBITDA”, and “TTM EBITDA” and restating such definitions in their entirety as follows:

““Borrowing Base” means:

(a) As of any date of determination during the period from and including the Closing Date through and including December 31, 2005 (other than with respect to the period referenced in clause (b) of this definition), an amount equal to the result of:

(i) the lesser of (A) (x) 2.75 times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, minus (y) $20,000,000, and (B) (x) 60% of the most recently determined Enterprise Value, minus (y) $20,000,000;

minus

(ii) the sum of (A) the Bank Product Reserve, and (B) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

(b) As of any date of determination during the period from and including January 1, 2006 through but excluding the Maturity Date, an amount equal to the result of:

(i) the lesser of (A) (x) 2.50 times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, minus (y) $20,000,000, and (B) (x) 60% of the most recently determined Enterprise Value, minus (y) $20,000,000;

minus

(ii) the sum of (A) the Bank Product Reserve, and (B) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

““EBITDA” means, with respect to any fiscal period, in each case as determined in accordance with GAAP, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income for such period, plus:

(a) interest expense, income taxes, depreciation and amortization, and Restaurant Pre-Opening Expenses for such period;

(b) for the fourth fiscal quarter of fiscal year 2004 only: (i) lease termination charges in an aggregate amount not to exceed $759,000 related to the Charlotte, NC and Jenkintown, PA Restaurants, (ii) non-cash early termination of debt charges in an aggregate amount not to exceed $1,724,000 incurred in connection with transactions contemplated by the Agreement, (iii) charges related to acceleration of a consulting fee owed to the previous owner of the Vinny T’s of Boston Restaurants in an aggregate amount not to exceed $300,000, (iv) transition expenses associated with the hiring of executive officers in an aggregate amount not to exceed $300,000, (v) costs and expenses (including legal fees and disbursements) incurred in connection with the settlement of a sexual harassment claim in an aggregate amount not to exceed $182,000, and (vi) costs and expenses (including legal fees and disbursements) incurred in connection with the Class Action Lawsuit in an aggregate amount not to exceed $1,800,000;

(c) for the month of December in fiscal year 2004 only: (i) non-cash asset impairment charges in an aggregate amount not to exceed $22,200,000 (consisting of (A) $11,800,000 related to Vinny T’s of Boston Restaurants, (B) $135,000 related to obsolete CD and warehouse inventory, (C) $9,724,000 related to other Restaurants (Tampa, Kansas City-Plaza, Dallas-Park Lane, Wynnewood, Denver, Natick, Chicago-Clark Street, Des Moines and Houston-Buffalo Speedway), and (D) $541,000 related to new Restaurant sites (Lakewood, Southhills, Fresno, Rancho Mirage, Atlantic Station, Charlotte, Deerfield and Springfield)), (ii) compensation expenses associated with stock options issued to consultants in 2004 in an aggregate amount not to exceed $4,100, and (iii) non-cash deferred rent expense in an aggregate amount not to exceed $45,000;

(d) for fiscal year 2005 only: (i) non-cash asset impairment charges related to the Long Beach, CA Restaurant in an aggregate amount not to exceed $400,000, (ii) non-cash expenses that might be incurred in the event that the First Amendment triggers extinguishment accounting for the Borrowers in accordance with the proper application of GAAP, (iii) charges for amendment or waiver fees paid to any member of the Lender Group in connection with the First Amendment and for the payment or reimbursement of any costs or expenses incurred by any member of the Lender Group or the Borrowers in connection with the First Amendment (the “First Amendment Fees and Expenses”), and (iv) additional costs of D&O insurance above the original budgeted amount of $450,000 per year, in an amount not to exceed $62,500 per month (the “D&O Costs”);

(e) for the months of April 2005 through and including February 2006 only, fees, in an amount not to exceed $130,000 per month, paid to the holders of the common Stock of the Parent purchased under that certain Securities Purchase Agreement dated as of February 24, 2004 among the Parent and the investors named therein for each month that such holders are not permitted to sell that Stock pursuant to an effective registration statement (the “Common Stock Penalty”);

(f) for fiscal year 2005 through and including fiscal year 2006 only, legal fees and disbursements incurred in connection with any of the Investigations, charges relating to the reimbursement of witnesses in any of the Investigations, and fees and disbursements of forensic accountants retained by the Borrowers in connection with any of the Investigations, in an aggregate amount not to exceed $1,000,000 (the “Investigations Expenses”); and

(g) for any fiscal year after fiscal year 2004 through and including fiscal year 2006, charges not to exceed $1,000,000 (inclusive of legal fees and disbursements) in the aggregate for amounts, if any, in excess of the remaining reserve therefor paid during such period under the settlement of the Class Action Lawsuit;

provided that any reversal of charges set forth in the foregoing clauses (b) through (g) shall not be included in EBITDA.”

““TTM EBITDA” means, as of any date of determination, EBITDA of Parent and its Subsidiaries for the 12 consecutive monthly fiscal periods most recently ended; provided that for the monthly periods set forth in the below table, EBITDA shall be the amount set forth in such table opposite thereto for the purposes of calculating TTM EBITDA:

Applicable Monthly Fiscal Period	EBITDA
October, 2003	$26,000
November, 2003	$41,000
December, 2003	$4,972,000
January, 2004	$754,000
February, 2004	$400,000
March, 2004	$2,636,000
April, 2004	$(526,000)
May, 2004	$831,000
June, 2004	$2,593,000
July, 2004	$(212,000)
August, 2004	$508,000
September, 2004	$512,000
October, 2004	$455,000
November, 2004	$(42,000)

(j) The definition of “Excess Cash Flow” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the “and” before “(D)” and the “and” before “(F)” and adding the following before the period of such definition:

“, (G) for any fiscal year after fiscal year 2004 through and including fiscal year 2006 only, amounts, not to exceed $2,800,000 (inclusive of legal fees and disbursements) in the aggregate, paid in cash during such period under the settlement of the Class Action Lawsuit, (H) for fiscal year 2005 through and including fiscal year 2006 only, amounts, not to exceed $1,000,000 in the aggregate, paid in cash during such period in respect of any Investigations Expenses, (I) in the case of fiscal year 2005 only, (x) amounts paid in cash during such period in respect of the First Amendment Fees and Expenses, and (y) amounts, not to exceed $62,500 per month, paid in cash during such period in respect of the D&O Costs, and (J) for fiscal years 2005 and 2006 only, amounts, not to exceed $130,000 per month, paid in cash during the period from April 2005 through and including February 2006 in respect of the Common Stock Penalty”

(k) The definition of “Permitted Dispositions” in Schedule 1.1 to the Credit Agreement is hereby amended by (i) restating clauses (f) and (g) thereof in their entirety to read as follows:

“(f) dispositions to plan participants in the KESOP (or their dependents or permitted transferees), upon the exercise of options granted under the KESOP, of (i) Investments made by Parent prior to the Closing Date to hedge its obligations under the KESOP or options granted under the KESOP or (ii) Investments made by Parent after the Closing Date that are permitted under clause (e) of the definition of Permitted Investments, (g) dispositions of Investments made by Parent prior to the Closing Date to hedge its obligations under the KESOP or options granted under the KESOP, provided that the proceeds of such dispositions are used by the Parent to make Investments permitted under clause (e) of the definition of Permitted Investments,”

, and (ii) deleting the “and” before “(j)” and adding the following before the period of such definition:

“, and (k) the sale or other disposition of the lease of the Charlotte-University site.”

(l) Exhibit B-1 to the Credit Agreement is hereby deleted and amended and restated in its entirety to read as set forth on Exhibit B-1 hereto.

3. Waiver. The Agent and each Lender hereby agree to waive, and hereby do waive, the Existing Events of Default so long as: (a) the audited financial statements of the Parent and its Subsidiaries and the related Compliance Certificate for fiscal year 2004 are delivered to the Agent, with a copy to each Lender, on or before August 31, 2005, (b) the Parent files with the SEC its Annual Report on Form 10-K for fiscal year 2004 and its Quarterly Report on Form 10-Q for the first fiscal quarter of fiscal year 2005 no later than August 31, 2005, (c) copies of the restatements of the Superceded Financial Statements (other than for the November 2004 monthly fiscal period) are delivered to the Agent, with a copy to each Lender, no later than August 31, 2005, (d) copies of the quarterly reports required by Section 5.2 of the Credit Agreement for the fourth fiscal quarter of fiscal year 2004 are delivered to the Agent, with a copy to each Lender, no later than 45 days after the end of the March 2005 monthly fiscal period, and (e) copies of all unaudited financial statements and other monthly reports required by Sections 5.2 and 5.3 of the Credit Agreement for the December 2004, January 2005, February 2005 and March 2005 monthly fiscal periods are delivered to Agent, with a copy to each Lender, no later than (subject to the provisions of Section 4(e) hereof) 45 days after the end of the March 2005 monthly fiscal period.

4. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment (the date of such effectiveness being herein called the “Amendment Effective Date”) and each and every provision hereof:

(a) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) Agent shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit A, duly executed and delivered by each Guarantor.

(c) Borrowers shall have paid to Agent, for WFF’s sole and separate account, an amendment fee of $100,000, which amendment fee shall be fully earned and paid in full by charging such fee to Borrowers’ Loan Account on the Amendment Effective Date.

(d) Borrowers shall have paid to Agent, for Ableco’s sole and separate account, an amendment fee of $300,000, which amendment fee shall be fully earned and paid in full by charging such fee to Borrowers’ Loan Account on the Amendment Effective Date.

(e) Agent and Term Loan B Representative shall have received (i) copies of the restatements of the Superceded Financial Statements for the November 2004 monthly fiscal period, (ii) unaudited consolidated income statements, balance sheets and cash flow statements for the December monthly fiscal period in fiscal year 2004 and the January and February monthly fiscal periods in fiscal year 2005, and (iii) certificates detailing TTM EBITDA for the 12 consecutive monthly fiscal periods ended on the last day of each such period.

(f) The representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof (but after giving effect to that certain letter agreement dated as of the date hereof executed by the Lender Group in favor of the Borrowers), as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date). For purposes of determining satisfaction of this condition, no representations or warranties shall be deemed to have been made under the Loan Documents regarding the Superceded Financial Statements or the Superceded Projections.

(g) No Default or Event of Default (other than the Existing Events of Default and any other Default or Event of Default that would exist but for the provisions of that certain letter agreement dated as of the date hereof executed by the Lender Group in favor of the Borrowers)) shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(h) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

5. Limitation. Except as expressly amended, modified or waived under Sections 2 and 3 above, all of the representations, warranties, terms, covenants and conditions under or of the

Credit Agreement and any other Loan Document shall remain unwaived or unmodified by the terms hereof and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The waiver set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term, provision or Default or Event of Default under the Credit Agreement or of any term of any other Loan Document, instrument or agreement referred to therein or herein or of any further or, except as expressly set forth herein, future transaction or action on the part of Borrowers that would require the consent of the Agents and Lenders under the Credit Agreement or any other Loan Document.

6. Release. Each Borrower hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower ever had, or now has against any such Releasee which relates, directly or indirectly, to the Credit Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

7. Costs and Expenses. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of each member of the Lender Group (including, without limitation, the reasonable fees and disbursements of Navigant Consulting and outside counsel to each member of the Lender Group) in connection with the preparation, execution and delivery of this Amendment and the review of all documents incidental thereto.

8. Representations and Warranties. Each Borrower represents and warrants to the Lender Group that (a) the execution, delivery, and performance of this Amendment and of the Credit Agreement, as amended hereby, (i) are within its corporate or limited partnership powers, (ii) have been duly authorized by all necessary corporate or limited partnership action on its part, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority binding on it, or of the terms of its Governing Documents, or of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) this Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally); and (c) no Default or Event of Default has occurred and is continuing on the date hereof or as of the date upon which the conditions precedent set forth herein are satisfied (other than the Existing Events of Default and any other Default or Event of Default that would exist but for the provisions of that certain letter agreement dated as of the date hereof executed by the Lender Group in favor of the Borrowers)..

9. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

10. Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

11. Effect on Loan Documents.

(a) The Credit Agreement and each of the other Loan Documents, as amended, modified or waived hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

12. Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BUCA, INC. a Minnesota corporation

By:	/s/ Wallace B. Doolin
Title:	Chairman, CEO, President

BUCA RESTAURANTS, INC. a Minnesota corporation

By:	/s/ Wallace B. Doolin
Title:	Chairman, CEO, President

BUCA TEXAS RESTAURANTS, L.P. a Texas limited partnership

By:	Buca Restaurants, Inc., its general partner

	By:	/s/ Wallace B. Doolin
	Title:	Chairman, CEO, President

BUCA RESTAURANTS 3, INC. a Minnesota corporation

By:	/s/ Wallace B. Doolin
Title:	Chairman, CEO, President

BUCA (KANSAS), INC. a Kansas corporation

By:	/s/ Wallace B. Doolin
Title:	Chairman, CEO, President

A-1

BUCA RESTAURANTS 2, INC. a Minnesota corporation

By:	/s/ Wallace B. Doolin
Title:	Chairman, CEO, President

BUCA (MINNEAPOLIS), INC. a Minnesota corporation

By:	/s/ Wallace B. Doolin
Title:	Chairman, CEO, President

WELLS FARGO FOOTHILL, INC. a California corporation, as Agent and as a Lender

By:	/s/ Dena Seki
Title:	Vice President

ABLECO FINANCE LLC a Delaware limited liability company, as a Lender, on behalf of itself and its affiliate assigns

By:	/s/ Kevin Genda
Title:	SVP

A-2